Exhibit 99.1

News Release

1200 South Hayes Street, Suite 1100, Arlington, VA 22202
www.veridian.com

FOR IMMEDIATE RELEASE

Veridian Reports Strong Fourth Quarter
and Year End 2002 Financial Results

•	2002 revenues increase 21%

•	Fourth quarter diluted EPS from continuing operations of $0.26

•	Strong cash flow from record operating performance & working capital management

•	Signal integrating smoothly & contributing to strong corporate performance

•	Total backlog grows 12% in fourth quarter to $2.6 billion

ARLINGTON, VA (February 19, 2003) – Veridian Corporation (NYSE: VNX), a leading provider of information-based systems, integrated solutions and services for mission-critical national security programs, today announced strong results for the fourth quarter and for the year ending December 31, 2002.

Fourth Quarter Results

     For the fourth quarter of 2002, the company reported revenues of $273.1 million, up $91.5 million, or 50%, compared to $181.6 million for the same period in 2001. Fourth quarter revenues of Signal Corporation, which was acquired on September 24, 2002, were $77.1 million and included equipment sales of approximately $10 million above the normal expected level. The remaining 8%, or $14.4 million increase in consolidated fourth quarter revenues was across a broad range of Veridian’s businesses and reflects the strength in the national security markets as well as some initial activities in support of homeland security efforts.

     Veridian achieved further margin gains in the fourth quarter of 2002, improving the operating margin to 7.5% of revenues, and the earnings before interest, taxes, depreciation, and amortization (EBITDA) margin to 9.1% of revenues, compared to operating and EBITDA margins in the fourth quarter of 2001 of 4.3% and 7.4%, respectively. The margin improvements resulted from improved control of indirect operating costs and, in the case of the operating margin, the elimination of goodwill amortization, which totaled $3.0 million in the fourth quarter of 2001. The company ceased the amortization of goodwill effective January 1, 2002 in accordance with new accounting rules, and in 2002, recognized amortization of $1.1 million of identifiable intangible assets acquired with the purchase of Signal. The change in amortization expense had the effect of increasing the operating margins by 1.3%.

     Net income from continuing operations was $9.3 million in the fourth quarter of 2002, compared to a loss of $1.0 million a year ago. Fourth quarter basic and diluted earnings per share (EPS) from continuing operations were $0.28 and $0.26, respectively. Also in the fourth quarter of 2002, the company recorded a loss of $1.2 million, or $0.03 per fully-diluted share related to the final valuation of assets and liabilities of its commercial subsidiary retained after the sale of this business.

Year End Results

     Revenues for the full year 2002 were $834.1 million, up $143.9, or 21%, over revenues in 2001 of $690.2 million. The Signal acquisition added $82.7 million to 2002 sales. Sales growth from the remainder of the business was $61.2 million, representing an organic growth rate of 9%. Sales growth in 2002 was across a broad base of Department of Defense, intelligence, and federal civilian agency customers. Operating margins improved to 7.3% in 2002, compared to 4.5% in 2001, and EBITDA margins rose to 8.8% in 2002 from 7.7% in 2001. Of the operating margin improvement, 1.6% is attributable to the elimination of goodwill amortization, net of the effect of amortization of identifiable intangible assets acquired with the purchase of Signal. The operating and EBITDA margins improved as a result of gains in operating efficiencies that began in 2001 and carried through to 2002, the absence of acquisition and integration related charges during 2002, and the gain from a pension plan settlement of $.5 million in 2002 versus a pension plan settlement loss of $1.1 million in 2001. Also in 2002, net interest expense decreased substantially to $17.9 million from a level of $28.2 million in 2001 due to lower interest rates and reduced borrowing levels following the company’s initial public offering in June 2002. Income taxes were provided at a rate of 40.8% against income from continuing operations in 2002. Net income from continuing operations was $25.6 million for 2002, compared to a loss of $3.8 million for 2001.

     The company generated a strong $17.5 million of cash flow from operations in the fourth quarter, and a total of $69.3 million for the full year 2002, compared to cash used in operations of $9.1 million in 2001. The large shift resulted from the increase in operating income and significant improvement in the company’s management of its working capital. Days sales outstanding (DSO) in accounts receivable decreased from 101 days at the end of 2001 to 79 days at the end of 2002.

New Business

     In recent months, the company won several important contracts including:

•	A $154.4 million contract with the Navy for technical support for development of its weapons systems

•	A $166.9 million contract with the Navy for engineering services for its surface fleet

•	A $123 million contract with the Navy to support the E-2C Hawkeye and C-2A Greyhound aircraft

•	A $39.8 million contract with the Patent and Trademark Office for IT systems engineering services

•	A more than $25 million contract with the Department of Defense to make significant improvements in the ability to detect asymmetric threats to national security

•	Classified fourth quarter awards of approximately $60 million

     These contract wins have raised the company’s total backlog to $2.6 billion at year end, or 12% over that reported at September 30, 2002.

CEO Comments

     David H. Langstaff, Veridian’s president and CEO, said, “We are pleased to close out our year on such a positive note, capping a strong 2002 for Veridian. Our June IPO allowed us to restructure our balance sheet, reduce our cost of capital, and provide financing to fund our successful acquisition and organic growth strategies. The purchase of Signal in September broadened our work within the Department of Defense, extended our access to government agencies crucial to the development and execution of the country’s homeland security mission, and brought significant value to our stockholders. Veridian continues to serve our national security customers, supporting their primary mission-critical activities. Looking forward, we believe we are well positioned to play a larger and increasingly important role in our markets, and anticipate accelerating growth and profitability as we continue to deliver on our goal of creating sustainable long-term value for our stockholders.”

Outlook

     Based on recent business trends and the expectation of continuing strength in the national security markets, Veridian projects its first quarter 2003 revenues to be in the range of $265 million to $270 million, and diluted EPS from continuing operations to be in the range of $0.25 to $0.26, assuming a diluted weighted average number of shares outstanding of 35.6 million. The company projects revenues for the full year of 2003 to be in the range of $1.12 billion to $1.14 billion, and diluted EPS from continuing operations to be in the range of $1.09 to $1.14, assuming a diluted weighted average number of shares outstanding of 35.8 million. This outlook does not reflect the impact of any future acquisitions.

Conference Call Information

     Veridian will webcast its fourth quarter and full year 2002 financial conference call via the Internet today, beginning at 11:00 a.m. EST. To listen, access the Investors section of Veridian’s web site at www.veridian.com/investors and click on the conference call link. A replay of the webcast will be available on the company’s web site through February 28, 2003. A replay of the conference call also will be available by telephone through February 28, 2003 at (800) 428-6051 (U.S./Canada) or (973) 709-2089 (International). The password for the telephone replay is 284063.

About Veridian

     Veridian is a leading provider of information-based systems, integrated solutions and services specializing in mission-critical national security programs for the intelligence community, the Department of Defense, and government agencies involved in homeland security. The company’s capabilities include Network Security and Enterprise Protection; Intelligence, Surveillance and Reconnaissance; Knowledge Discovery and Decision Support; Chemical, Biological and Nuclear Detection; Network and Enterprise Management; and Systems Engineering Services. Veridian employs over 7,000 computer scientists, software development engineers, systems analysts, scientists, engineers and others. For additional information, visit www.veridian.com.

Cautionary Statement About Forward-Looking Statements

     Certain statements and assumptions in this news release contain or are based on “forward-looking” information (that Veridian believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, many of which are outside of our control. Words such as “may”, “will”, “intends”, “should”, “expects”, “plans”, “projects”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or “opportunity” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

     These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; failure to obtain task orders or funding under contracts; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; and risks associated with complex U.S. government procurement laws and regulations. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Veridian’s Registration Statement on Form S-1, as amended (File Number 333-83792) and, from time to time, in Veridian’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

     The forward-looking statements included in this news release only are made as of the date of this news release and we undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Media contact:	Investor relations:
Dennis Gauci	Maureen Crystal
703.575.3146	703.575.3140
dennis.gauci@veridian.com	maureen.crystal@veridian.com

###

Veridian Corporation
Consolidated Statements of Operations
(Dollars in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2002	2001	2002	2001

Revenues	$273,074	$181,604	$834,077	$690,225
Costs and expenses:
Direct costs	193,125	118,062	564,199	446,719
Indirect costs	55,697	49,039	197,078	187,090
Depreciation expense	3,129	2,481	11,153	10,606
Amortization expense	1,075	3,027	1,075	11,760
Acquisition, integration and related expenses	—	744	—	2,067
(Gain) loss from pension plan settlement	(512)	372	(512)	1,119

Total costs and expenses	252,514	173,725	772,993	659,361

Income from operations	20,560	7,879	61,084	30,864
Other expense:
Interest expense, net	4,799	7,223	17,923	28,232
Other (income) expense, net	(50)	102	(50)	227

Other expense, net	4,749	7,325	17,873	28,459

Income from continuing operations before taxes and extraordinary items	15,811	554	43,211	2,405
Income tax expense	6,474	1,573	17,648	6,222

Income (loss) from continuing operations before extraordinary items	9,337	(1,019)	25,563	(3,817)
Loss from discontinued operations, net of tax	—	2,350	—	11,277
Loss on disposal of discontinued operations, net of tax	1,238	6,355	2,341	6,355

Income (loss) before extraordinary items	8,099	(9,724)	23,222	(21,449)
Extraordinary loss on early extinguishment of debt, net of tax	—	—	10,938	—

Net income (loss)	8,099	(9,724)	12,284	(21,449)
Recapitalization charges, preferred dividends and accretion	—	2,169	58,740	8,208

Net income (loss) attributable to Class B common stockholders	$8,099	$(11,893)	$(46,456)	$(29,657)

Earnings per common share - Basic
Income (loss) from continuing operations	$0.28	$(0.43)	$(1.52)	$(1.61)
Loss from discontinued operations	(0.04)	(1.17)	(0.11)	(2.36)
Extraordinary loss on early extinguishment of debt	—	—	(0.50)	—

	$0.24	$(1.60)	$(2.13)	$(3.97)

Earnings per common share - Diluted
Income (loss) from continuing operations	$0.26	$(0.43)	$(1.52)	$(1.61)
Loss from discontinuied operations	(0.03)	(1.17)	(0.11)	(2.36)
Extraordinary loss on early extinguishment of debt	—	—	(0.50)	—

	$0.23	$(1.60)	$(2.13)	$(3.97)

Basic Shares	33,254,805	7,412,385	21,784,148	7,479,979
Diluted Shares	35,578,746	19,656,940	28,653,855	19,846,388

Veridian Corporation
Consolidated Condensed Balance Sheets
(Dollars in thousands)
(Unaudited)

	December 31.	December 31,
	2002	2001

Cash and cash equivalents	$11,653	$2,105
Receivables, net of allowance	237,766	202,163
Income taxes receivable and deferred income taxes	13,812	6,380
Other current assets	11,497	7,429

Total current assets	274,728	218,077
Net property, plant and equipment	50,357	48,423
Goodwill	418,895	207,855
Other assets	7,907	11,020

Total assets	$751,887	$485,375

Current installments of long-term debt	$10,473	$1,100
Accounts payable	48,030	25,463
Accrued employee compensation costs	73,395	58,112
Other accrued expenses	18,932	9,904
Provision for loss on disposal	—	5,587

Total current liabilities	150,830	100,166
Long-term debt, less current installments	282,177	244,646
Long-term liabilities	9,263	7,523

Total liabilities	442,270	352,335
Redeemable preferred stock	—	46,816
Redeemable Class A common stock	—	108,183
Stockholders’ equity (deficit)	309,617	(21,959)

Total liabilities and stockholders’ equity	$751,887	$485,375